Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 23, 2023, except for the changes to Note 8, as to which the date is September 11, 2023, with respect to the financial statements of RayzeBio, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-274193) and related Prospectus of RayzeBio, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

September 14, 2023